                                       Filed Pursuant to Rule 424(b)(3) and (c)
                                                         File Number 333-101247



       SECOND PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 22, 2002

                              NUEVO ENERGY COMPANY


                        1,969,580 Shares of Common Stock

                                -----------------

         This second prospectus supplement supplements our prospectus dated November 22, 2002 and our first prospectus supplement dated July 16, 2003 relating to the public offering, which is not being underwritten, of up to 1,969,580 shares of our common stock, which may be offered and sold from time to time by certain of our stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. We will receive no part of the proceeds of such sales. Subsequent to the filing of our prospectus, 772 shares of our common stock were distributed from escrow to Yorktown Partners LLC bringing the total shares held by such entity to 13,075 shares. The "Selling Stockholders" section of our prospectus and our first prospectus supplement is hereby supplemented to reflect the distributions by Yorktown III Company LLC of 117,976 shares of our common stock, Yorktown IV Company LLC of 7,327 shares of our common stock and Yorktown Partners LLC of 13,075 shares of our common stock. This second prospectus supplement should be read in conjunction with our prospectus and our first prospectus supplement, and this second prospectus supplement is qualified by reference to our prospectus and our first prospectus supplement except to the extent that the information herein contained supersedes the information contained in such prospectus and our first prospectus supplement.

                                -----------------


         The date of this second prospectus supplement is September 17, 2003.


                              SELLING STOCKHOLDERS

         All shares of our common stock beneficially owned by Yorktown III Company LLC, Yorktown IV Company LLC and Yorktown Partners LLC, and reflected in our prospectus and our first prospectus supplement, were distributed to the respective members of Yorktown III Company LLC and Yorktown IV Company LLC and to the persons whom Yorktown Partners LLC was acting as agent on September 8, 2003. The table of selling stockholders in our prospectus and our first prospectus supplement is hereby amended to reflect such distributions and supplemented to specifically include the entities and individuals who received such distributions. The following table sets forth as of September 8, 2003, the name of each of the

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entities and individuals who received shares of our common stock through the distributions by Yorktown III Company LLC, Yorktown IV Company LLC and Yorktown Partners LLC, the number of such shares of our common stock that each such selling stockholder beneficially owns as of such date, the number of such shares of our common stock beneficially owned by each such selling stockholder that may be offered for sale from time to time by our prospectus, our first prospectus supplement and this second prospectus supplement, and the number and percentage of such shares of our common stock to be beneficially owned by each such selling stockholder assuming the sale of all such shares of common stock offered by such selling stockholders. None of such selling stockholders has held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock.

         Except as set forth in this second prospectus supplement, there is no change to the section entitled "Selling Stockholders" in our prospectus and our first prospectus supplement. We may amend or supplement our prospectus, our first prospectus supplement and this second prospectus supplement from time to time to update the disclosures set forth therein and herein.

                                                   Number                                               Percent of
                                                  of Shares                             Number of          Class
                                                Beneficially          Number of          Shares            Owned
                                               Owned Prior to       Shares Being       Owned After         After
          Name of Selling Stockholder             Offering           Offered(1)         Offering         Offering
------------------------------------------    ------------------  ---------------   ---------------  ------------
Bryan H. Lawrence                                  42,752             42,752               0               *
W. Howard Keenan, Jr.                              23,430             23,430               0               *
Peter A. Leidel                                    20,108             20,108               0               *
David W. Neimiec                                    6,226              6,226               0               *
Private Equity Holding Inc.                         5,899              5,899               0               *
Tomas R. LaCosta                                    4,299              4,299               0               *
Nicholas F. Brady Trust                             3,113              3,113               0               *
Jennifer A. Leidel
c/o Leidel Childrens' Trust                         2,216              2,216               0               *
Katherine E. Leidel
c/o Leidel Childrens' Trust                         2,216              2,216               0               *
James C.G. Leidel
c/o Leidel Childrens' Trust                         2,216              2,216               0               *
E. Corey Lawrence                                   2,187              2,187               0               *
Mary Glenn Keenan
Irrevocable Trust                                   2,100              2,100               0               *
William Howard Keenan, III
Irrevocable Trust                                   2,100              2,100               0               *
Lillie Carmichael Keenan
Irrevocable Trust                                   2,100              2,100               0               *
Bryan R. Lawrence                                   2,040              2,040               0               *
Marilyn C. Lawrence                                 2,040              2,040               0               *
Robert A. Signorino                                 1,910              1,910               0               *
Peter M. Flanigan                                   1,868              1,868               0               *
Vivian W. Hummler                                   1,806              1,806               0               *
John H. Mullin, III                                 1,557              1,557               0               *
Bryan Maxwell Lawrence
2001 Annual Exclusion Trust                         1,237              1,237               0               *
Diedre A. Hallett                                   1,082              1,082               0               *
Josephine P. LaCosta Irrevocable Trust              1,003              1,003               0               *
William C.P. LaCosta Irrevocable Trust              1,003              1,003               0               *

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
                                                   Number                                               Percent of
                                                  of Shares                             Number of          Class
                                                Beneficially          Number of          Shares            Owned
                                               Owned Prior to       Shares Being       Owned After         After
          Name of Selling Stockholder             Offering           Offered(1)         Offering         Offering
------------------------------------------    ------------------  ---------------   ---------------  ------------
Juliana Claire Signorino
Irrevocable Trust U/A DTD 11/3/99
Adrienne Signorino TTEE                               384                384               0               *
Katherine Anne Signorino
Irrevocable Trust U/A DTD 11/3/99
Adrienne Signorino TTEE                               384                384               0               *
Robert A. Signorino, III
Irrevocable Trust U/A DTD 5/15/2001
Adrienne Signorino TTEE                               384                384               0               *
George H. Weiler, III                                 311                311               0               *
Emma Byrns Lawrence
2003 Annual Exclusion Trust                           284                284               0               *
Arnisha R. Hallett Jones                              123                123               0               *

-----------
*   Less than 1%
(1) Registration of the shares of common stock does not mean that all or any portion and these shares will be offered or sold by the selling stockholders pursuant to this second prospectus supplement.